Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

Jonathan D. Hill, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2026 EARNINGS

Highlights:

Net Income:	$12.2 million for Q3 2026, increased 14.5% over Q3 2025
Revenue:	$39.6 million for Q3 2026, increased 6.1% over Q3 2025
Total Assets:	$2.33 billion, increased 3.7% over December 31, 2025
NIM:	4.15% for the year to date 2026 compared to 3.49% for year to date 2025

WASHINGTON TOWNSHIP, NJ, October 21, 2026 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and nine months ended September 30, 2026.

Highlights for the three and nine months ended September 30, 2026:

•

Net income available to common shareholders was $12.2 million, or $1.04 per basic common share and $1.02 per diluted common share, for the three months ended September 30, 2026, an increase of $1.5 million, or 14.5%, compared to net income available to common shareholders of $10.6 million, or $0.90 per basic common share and $0.89 per diluted common share, for the three months ended September 30, 2025. The increase was primarily due to a $2.9 million increase in net interest income, and a $0.4 million decrease in non-interest expense, partially offset by a $0.6 million increase in provision for credit losses.

•	Net interest income increased $2.9 million, or 14.2%, to $23.0 million for the three months ended September 30, 2026, compared to $20.2 million for the same period in 2025.

•	The Company recorded a provision for credit losses of $1.0 million for the three months ended September 30, 2026, compared to a provision for credit losses of $0.4 million for the same period in 2025.

•	Non-interest income increased by $0.1 million, or 14.2%, to $1.0 million for the three months ended September 30, 2026, compared to $0.9 million for the same period in 2025.

•	Non-interest expense decreased $0.4 million, or 5.4%, to $6.8 million for the three months ended September 30, 2026, compared to $7.2 million for the same period in 2025.

•

Net income available to common shareholders was $36.2 million, or $3.09 per basic common share and $3.04 per diluted common share, for the nine months ended September 30, 2026, an increase of $9.6 million, or 35.9%, compared to net income available to common shareholders of $26.7 million, or $2.26 per basic common share and $2.23 per diluted common share, for the same period in 2025.  The increase is primarily due to an increase in net interest income of $13.5 million, and a $0.2 million increase in non-interest income, partially offset by a $0.5 million increase in non-interest expense, and a $3.7 million increase in income tax expense.

•	Net interest income increased $13.5 million, or 24.8%, to $68.2 million for the nine months ended September 30, 2026, compared to $54.6 million for the same period in 2025.

•	The Company recorded a provision for credit losses of $1.8 million for the nine months ended September 30, 2026, compared to a provision for credit losses of $1.9 million for the same period in 2025.

•	Non-interest income increased $0.2 million, or 8.6%, to $2.7 million for the nine months ended September 30, 2026, compared to $2.5 million for the same period in 2025.

•	Non-interest expense increased $0.5 million, or 2.6%, to $20.9 million for the nine months ended September 30, 2026, compared to $20.4 million for the same period in 2025.

The following is a recap of the significant items that impacted results of operations for the three and nine months ended September 30, 2026:

Interest income increased $2.2 million during the three months ended September 30, 2026 compared to the same period in 2025, primarily due to an increase in interest and fees on loans of $2.1 million, or 6.1%, to $37.0 million, resulting from higher market interest rates and higher average loan portfolio balances.  For the nine months ended September 30, 2026, interest income increased $8.7 million from the same period in 2025, primarily due to an increase in interest and fees on loans of $10.7 million, or 10.8%, to $109.9 million, primarily due to an increase in average outstanding loan balances, and higher market interest rates.  Interest earned on deposits held at the FRB decreased $2.0 million during the nine months ended September 30, 2026, due to lower average balances on deposit, and a decrease in the interest rate on those deposits.

Interest expense decreased $0.7 million, or 4.3%, to $15.6 million for the three months ended September 30, 2026, compared to the same period in 2025, primarily due to a decrease in interest expense on deposits, due to a decrease in market interest rates, partially offset by an increase in interest expense on borrowings, due to an increase in Federal Home Loan Bank of New York ("FHLBNY") borrowings.  For the nine months ended September 30, 2026, interest expense decreased $4.8 million, or 9.6%, to $45.9 million, primarily due to lower market interest rates, combined with changes in the mix of deposits and borrowings.

The Company booked a provision for credit losses of $1.0 million for the three months ended September 30, 2026, compared to a provision for credit losses of $0.4 million for the same period in 2025. The increase in the provision for credit losses for the three months ended September 30, 2026, was due to an increase in loan balances during the three months ended September 30, 2026, as compared to the increase in loan balances during the same period in 2025.  The provision for credit losses for the nine months ended September 30, 2026 decreased $0.1 million, or 4.7%, to $1.8 million, compared to a provision for credit losses of $1.9 million for the same period in 2025.

Non-interest income increased $0.1 million, or 14.2%, for the three months ended September 30, 2026, compared to the same period in 2025, primarily as a result of an increase in bank owned life insurance ("BOLI") income, and an increase in loan fees, partially offset by a decrease in service fees on deposit accounts.  For the nine months ended September 30, 2026, non-interest income increased $0.2 million, primarily driven by a $0.2 million increase in BOLI, and a $0.1 million increase in loans fees, partially offset by a $0.1 million decrease in service fees on deposit accounts.

Non-interest expense decreased $0.4 million, or 5.4%, to $6.8 million for the three months ended September 30, 2026, compared to the same period in 2025.  The decrease was primarily driven by a decrease in professional services expense of $1.0 million, partially offset by an increase in compensation and benefits of $0.2 million, and an increase in OREO expense of $0.3 million.  The decrease in professional services expense was primarily due to a $0.3 million transfer of OREO related legal fees to OREO expense, and a $0.6 million decrease in other professional fees attributed to lower BSA related consulting expense.  The increase in OREO was primarily due to the transfer of OREO legal fees from professional fee expense of $0.3 million.   For the nine months ended September 30, 2026, non-interest expense increased $0.5 million, or 2.6%, to $20.9 million, compared to the same period in 2025.  The increase in non-interest expense was primarily due to an increase in compensation and benefits of $0.9 million, and an increase in other operating expense of $0.5 million, partially offset by a decrease in professional services expense of $1.1 million, and a decrease in data processing expense of $0.3 million, compared to the nine months ended September 30, 2025.  The increase in compensation and benefits is primarily due to the increase in staff levels, and annual wage growth.  The increase in other operating expense is primarily due to an increase in travel expense, miscellaneous loan expenses, and miscellaneous operating expenses.  The decrease in professional services expense is primarily due to a $0.6 million decrease in legal fees, and a $0.4 million decrease in other professional fees attributed to lower BSA related consulting expense.  The decrease in data processing expense is primarily due to lower core banking system expense.

Income tax expense increased $1.2 million for the three months ended September 30, 2026, compared to the same period in 2025.  For the nine months ended September 30, 2026, income tax expense increased $3.7 million, compared to the same period in 2025.  The effective tax rate for the three and nine months ended September 30, 2026 was 25.1% and 24.7%, respectively, compared to 21.1% and 23.3% for the same period in 2025.

September 30, 2026 discussion of financial condition

•

Total assets increased to $2.33 billion at September 30, 2026, from $2.25 billion at December 31, 2025, an increase of $83.2 million, or 3.7%, primarily due to an increase in cash and cash equivalents, an increase in net loan receivable.

•

Cash and cash equivalents totaled $168.7 million at September 30, 2026, as compared to $156.9 million at December 31, 2025. The increase in cash and cash equivalents was primarily due to an increase in brokered deposits, FHLBNY borrowings, and loan related cash receipts, partially offset by an increase in net loans receivable.

•

The investment securities portfolio increased to $13.8 million at September 30, 2026, from $13.5 million at December 31, 2025, an increase of $0.3 million, or 2.2%, primarily due to the purchase of a $1.5 million security classified as held to maturity, offset by pay downs of securities.

•	Gross loans increased $60.9 million or 3.0%, to $2.10 billion at September 30, 2026, compared to gross loans of $2.04 billion at December 31, 2025.

•

Nonperforming loans at September 30, 2026 decreased to $5.8 million, or 0.28% of total loans, a decrease of $5.0 million, or 46.2%, from $10.8 million of nonperforming loans at December 31, 2025. OREO at September 30, 2026 was $7.2 million, an increase of $4.4 million from December 31, 2025.  Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.56% and 0.61% of total assets at September 30, 2026 and December 31, 2025, respectively. Loans past due 30 to 89 days were $2.4 million at September 30, 2026, a decrease of $1.1 million from December 31, 2025.

•

The allowance for credit losses was $35.4 million at September 30, 2026, as compared to $34.6 million at December 31, 2025. The ratio of the allowance for credit losses to total loans was 1.69% at September 30, 2026, and 1.70% at December 31, 2025. The ratio of allowance for credit losses to non-performing loans was 610.3% at September 30, 2026, compared to 321.0%, at December 31, 2025.

•

Total deposits were $1.78 billion at September 30, 2026, an increase of $18.1 million or 1.0%, compared to December 31, 2025. The increase in deposits was primarily driven by an increase in brokered deposits of $36.9 million, partially offset by a decrease in interest-bearing deposits of $16.8 million, and a decrease in non-interest-bearing deposits of $2.0 million.

•

Total borrowings increased $35.0 million during the nine months ended September 30, 2026, to $178.4 million at September 30, 2026, from $143.4 million at December 31, 2025, due to an increase in outstanding FHLBNY borrowings.

•

Total equity increased to $356.1 million at September 30, 2026, up from $324.5 million at December 31, 2025, an increase of $31.6 million, or 9.7%, primarily due to the retention of earnings, partially offset by the payment of $6.9 million of cash dividends.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"Parke Bank continued its strong financial performance during the first nine months of 2026, delivering record earnings and maintaining excellent operating efficiency despite a challenging and evolving economic environment.  For the nine months ended September 30, 2026, net income increased 35.9% to $36.2 million, compared to the same period in 2025. Earnings per common share were $3.09 basic and $3.04 diluted. This performance was driven by continued loan growth, disciplined balance sheet management, and an expanding net interest margin."

"Our loan portfolio increased by approximately $61 million since year-end 2025, while net interest margin improved to 4.15%, compared to 3.49% at December 31, 2025. These results contributed to strong profitability metrics, including a 2.16% return on average assets (ROAA) and a 14.15% return on average equity (ROAE).  Equally important, we maintained our commitment to expense discipline. Our efficiency ratio improved to 29.50% from 35.68% at year-end 2025, reflecting our continued focus on controlling costs while supporting growth and delivering value to shareholders."

"During the quarter, the Federal Reserve increased interest rates by 25 basis points and indicated that additional rate increases remain possible as inflationary pressures persist. Geopolitical uncertainties and ongoing volatility in global energy markets continue to create challenges for businesses and consumers. Nevertheless, Parke Bank remains well positioned with strong capital, sound liquidity, and a disciplined approach to risk management."

"We are also proud to have once again been named to Piper Sandler's Bank & Thrift Sm-All Stars Class of 2026, a recognition awarded to high-performing community banks based on measures including growth, profitability, asset quality, and capital strength."

"As we move through the remainder of 2026, we remain focused on serving our customers, maintaining strong credit quality, prudently managing liquidity, and creating long-term value for our shareholders."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, such as statements of the Company's plans, objectives, expectations, estimates and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company's control) which may cause actual results to differ materially from those currently anticipated.  Such factors include: our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the growth and maintain the quality of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned navigate the challenging economic volatility; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators. Readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2026	2025
	(Dollars in thousands)
Assets
Cash and cash equivalents	$168,657	$156,863
Investment securities	13,826	13,523
Loans, net of unearned income	2,096,082	2,035,227
Less: Allowance for credit losses	(35,438)	(34,649)
Net loans	2,060,644	2,000,578
Premises and equipment, net	5,450	5,506
Bank owned life insurance (BOLI)	36,045	35,320
Other assets	47,976	37,646
Total assets	$2,332,598	$2,249,436

Liabilities and Equity

Non-interest bearing deposits	$194,556	$196,506
Interest bearing deposits	1,330,004	1,346,834
Brokered Deposits	252,235	215,329
FHLBNY borrowings	165,000	130,000
Subordinated debentures	13,403	13,403
Other liabilities	21,263	22,846
Total liabilities	1,976,461	1,924,918

Total shareholders’ equity	356,137	324,518

Total liabilities and equity	$2,332,598	$2,249,436

Table 2: Consolidated Income Statements (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Income Statement

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Interest income:
Interest and fees on loans	$37,036	$34,910	$109,884	$99,142
Interest and dividends on investments	259	218	718	738
Interest on deposits with banks	1,374	1,381	3,458	5,499
Total interest income	38,669	36,509	114,060	105,379
Interest expense:
Interest on deposits	13,951	15,385	41,116	45,698
Interest on borrowings	1,691	960	4,776	5,039
Total interest expense	15,642	16,345	45,892	50,737
Net interest income	23,027	20,164	68,168	54,642
Provision for credit losses	968	364	1,846	1,938
Net interest income after provision for credit losses	22,059	19,800	66,322	52,704
Non-interest income
Service fees on deposit accounts	268	305	834	925
Other loan fees	265	188	594	510
Bank owned life insurance income	255	173	725	507
Other	183	184	548	546
Total non-interest income	971	850	2,701	2,488
Non-interest expense
Compensation and benefits	3,531	3,318	10,796	9,873
Professional services	(86)	890	1,192	2,255
Occupancy and equipment	773	688	2,264	2,052
Data processing	376	429	964	1,274
FDIC insurance and other assessments	380	356	1,122	1,090
OREO expense	419	92	550	319
Other operating expense	1,381	1,391	4,022	3,520
Total non-interest expense	6,774	7,164	20,910	20,383
Income before income tax expense	16,256	13,486	48,113	34,809
Income tax expense	4,087	2,856	11,860	8,118
Net income attributable to Company	12,169	10,630	36,253	26,691
Less: Preferred stock dividend	(5)	(5)	(15)	(15)
Net income available to common shareholders	$12,164	$10,625	$36,238	$26,676
Earnings per common share
Basic	$1.04	$0.90	$3.09	$2.26
Diluted	$1.02	$0.89	$3.04	$2.23
Weighted average common shares outstanding
Basic	11,739,484	11,773,473	11,723,904	11,816,577
Diluted	11,938,476	11,958,108	11,926,159	11,989,947

Table 3: Operating Ratios (unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Return on average assets	2.12%	1.99%	2.16%	1.68%
Return on average common equity	13.67%	13.40%	14.15%	11.51%
Interest rate spread	3.26%	2.89%	3.32%	2.54%
Net interest margin	4.10%	3.83%	4.15%	3.49%
Efficiency ratio*	28.23%	34.09%	29.50%	35.68%

*          Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	September 30,	December 31,
	2026	2025
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$35,438	$34,649
Allowance for credit losses to total loans	1.69%	1.70%
Allowance for credit losses to non-accrual loans	610.30%	321.00%
Non-accrual loans	$5,807	$10,793
OREO	$7,242	$2,862